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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

         Puri                        Nathu                          Ram
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        (Last)                      (First)                        (Middle)

        365 Plains Roads
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                                   (Street)

        Mapperley,                Nottingham                         NG3 SRS
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        (City)                      (State)                           (Zip)

                                                       England
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2.  Date of Event Requiring Statement (Month/Day/Year)                4/1/99
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol

    Cadmus Communications Corporation, CDMS
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

    ____ Form Filed by One Reporting Person
    _X__ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
Common Stock            929,268            I                   By Purico (IOM)
                                                               Limited, an Isle
                                                               of Man company
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Common Stock            129,065            I                   By Melham U.S.
                                                               Inc., a Delaware
                                                               corporation
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
N/A
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
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                               /s/ Nathu R. Puri                    4/9/99
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

                                FORM 3 APPENDIX
                                ---------------

Name and Address of Reporting Person:

Purico (IOM) Limited
Analyst House
20-26 Peel Road
Douglas, Isle of Man  1M99 IAP


Signature:

PURICO (IOM) LIMITED


By: /s/ John Scott
    _______________________
    Name:  John Scott
    Title: Director

Designated Filer:

Nathu Ram Puri

Date of Event Requiring Statement:

April 1, 1999

Issuer Name and Ticker or Trading Symbol:

Cadmus Communications Corporation, CDMS

Name and Address of Reporting Person:

CLARY LIMITED
Analyst House
20-26 Peel Road
Douglas, Isle of Man  1M99 IAP


Signature:

CLARY LIMITED


By: /s/ John Scott
    _______________________
    Name:  John Scott
    Title: Director

Designated Filer:

Nathu Ram Puri

Date of Event Requiring Statement:

April 1, 1999

Issuer Name and Ticker or Trading Symbol:

Cadmus Communications Corporation, CDMS